Exhibit 99.1
Bancorp of New Jersey, Inc. Announces Continued Earnings
& Opening of Fifth Location
October 30, 2008
Fort Lee, NJ — Bancorp of New Jersey, Inc. (AMEX: BKJ) reported third quarter net income of $239 thousand, or $0.05 per diluted share, compare to $444 thousand, or $0.09 per diluted share, for the same period in 2007. Net income for the nine months ended September 30, 2008 was $353 thousand, or $0.07 per diluted share, as compared to $678 thousand, or $0.14 per diluted share, for the nine months ended September 30, 2007. Net income in the three and nine month periods of 2008 reflects a one-time $310 thousand adjustment to reverse the deferred tax valuation allowance during 2007, which is included in tax expense.
During the third quarter of 2008, net interest income reached $1.855 million, an increase of more than $200 thousand, or approximately 12.8%, over the $1.644 million of net interest income earned during the third quarter of 2007. During the first nine months of 2008, net interest income exceeded $5.0 million compared to $4.4 million during the first nine months of 2007. These increases are reflective of an increasing net interest margin during periods of falling interest rates.
Bancorp of New Jersey’s total assets grew to $271.1 million at September 30, 2008 compared to $260.2 million at December 31, 2007. The company also experienced strong growth in its loans, deposits, and equity as well. Total loans reached $220.8 million at September 30, 2008 compared to $183.5 million at December 31, 2007, an increase of 20.3%. Total deposits increased to $222.5 million at September 30, 2008 from $212.9 million at December 31, 2007, an increase of 4.5%. Stockholders’ equity grew to $47.5 million at September 30, 2008 from $45.8 million at December 31, 2007.
Bancorp of New Jersey, Inc. is the holding company for Bank of New Jersey. During September, 2008, the Bank increased its branch network and opened a branch in Haworth, New Jersey. This location will provide a fifth convenient location in Bergen County for customers.
Bank of New Jersey, headquartered at 1365 Palisade Avenue, Fort Lee, New Jersey, offers convenient hours and a high level of service for traditional consumer and commercial products and services. The Bank, currently, has 5 branch offices located in Fort Lee (3 locations), Hackensack, and Haworth, all in Bergen County, NJ.
For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-944-8600

Forward-Looking Statements
This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements. These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from those expected or implied by such forward-looking statements. Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements include pricing pressures on loan and deposit products; competition; changes in economic conditions nationally, regionally and in our markets; the extent and timing of actions of the Federal Reserve Board; changes in levels of market interest rates; customer acceptance of our products and services; credit risks of lending activities; changes in the conditions of the capital markets in general and in the capital markets for financial institutions; and the extent and timing of legislative and regulatory actions and reforms; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission or in other generally disseminated documents. Any statements made that are not historical facts should be considered to be forward-looking statements. You should not place undue reliance on any forward-looking statements. We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Bancorp of New Jersey, Inc.
Financial Highlights
(unaudited)
(dollars in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
INCOME STATEMENT
Net Interest Income	$1,855	$1,644	$5,037	$4,456
Provision for loan losses	88	278	313	906
Noninterest Expense, net	1,349	1,066	4,084	2,909

Pretax Income	418	300	640	641
Tax Expense	179	(144)	287	(37)

Net Income	$239	$444	$353	$678

Basic Earnings per Share	$0.05	$0.09	$0.07	$0.14
Diluted Earnings per Share	$0.05	$0.09	$0.07	$0.14

Weighted Average Shares — Basic	5,048	4,850	5,008	4,828
Weighted Average Shares — Basic	5,143	4,912	5,077	4,884

	9/30/2008	12/31/2007
SELECTED BALANCE SHEET DATA AT END OF PERIOD
Total Loans	$220,762	$183,536
Allowance for Loan Losses	2,225	1,912
Investment Securities	17,282	2,324
Total Assets	271,070	260,245
Total Deposits	222,537	212,941
Stockholders’ Equity	47,498	45,840